UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2022

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-15997	95-4783236
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2425 Olympic Boulevard Suite 6000 West
Santa Monica, California		90404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 310 447-3870

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	EVC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 16, 2022, Entravision Communications Corporation (the “Company”) entered into a Fifth Amendment, effective as of February 16, 2022 (the “Amendment”), to Office Lease, dated as of August 19, 1999, as amended (the “Lease”), by and between Water Garden Company L.L.C. and the Company, pursuant to which the Company leases space in the building housing the Company’s corporate headquarters in Santa Monica, California. The Amendment provides, in material part, that the Company expand its corporate headquarters in the same building from 16,023 square feet to 37,506 square feet, at which point the term of the Lease will be extended until January 31, 2034, among revisions to certain other terms and conditions.

The Amendment also terminates that portion of a previous amendment to the Lease, pursuant to which the Company would have relocated its corporate headquarters within the same building to a reduced space consisting of approximately 8,700 square feet.

All other provisions of the Lease, as amended, remain in full force and effect unless expressly amended or modified by the Amendment. The foregoing summary of the Lease does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreement, a copy of which are attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2022, the Company entered into a new employment agreement with Christopher T. Young, pursuant to which he will continue to serve as the Company’s Chief Financial Officer and Treasurer. This agreement, effective as of January 1, 2022, replaces a similar agreement with Mr. Young, which agreement was entered into effective as of January 1, 2019.

The agreement with Mr. Young provides for an initial base salary of $650,000 per year for the term of his agreement, which ends on December 31, 2024. Mr. Young’s base salary may be increased in the discretion of the Compensation Committee of the Board of Directors of the Company. In addition, Mr. Young is eligible to receive a discretionary annual bonus of up to 100% of his then-current base salary. He is also eligible for equity incentive grants under the Company’s equity incentive plans.

If Mr. Young’s employment is terminated by us without cause or by Mr. Young for good reason (including a change of control of the Company where Mr. Young is required to move the principal location where his job duties are based outside the Los Angeles, California area), he will be entitled to receive all accrued salary and benefits through the date of termination, as well as a severance payment (the “Severance Payment”) equal to (i) Mr. Young’s then-current base salary, plus (ii) a prorated bonus amount equal to the product of: (A) the average annual bonuses received by Mr. Young for the two years preceding the year of such termination, multiplied by (B) a fraction, the numerator of which is the number of days preceding such termination in the then-current calendar year, and the denominator of which is 365. In addition, after a change in control of the Company, if Mr. Young is not offered continued employment as chief financial officer of the surviving or acquiring entity or the Company terminates his employment at any time during the remainder of the term of the agreement for any reason other than for cause, he will be entitled to receive: (i) all accrued salary and benefits through the date of termination; (ii) the Severance Payment; (iii) immediate vesting of, and lapse of all restrictions applicable to, all unvested and outstanding time-based equity incentive grants; and (iv) vesting of all unvested and outstanding performance-based equity incentive grants, at such time and to the extent that any applicable performance-based criteria have been met under the terms of applicable award agreements as if Mr. Young had not terminated employment with the Company and with the lapse of all restrictions applicable to vesting based on the passage of time. If Mr. Young’s employment is terminated by us for cause, he will only be entitled to receive accrued salary and benefits through the date of termination and shall be ineligible for any bonus or other compensation.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreement, a copy of which is attached hereto as Exhibit 10.2, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 Fifth Amendment, effective as of February 16, 2022, to Office Lease, dated as of August 19, 1999, as amended, by and between Water Garden Company L.L.C. and Entravision Communications Corporation

10.2 † Executive Employment Agreement effective as of January 1, 2022 by and between the registrant and Christopher T. Young

104 Cover Page Interactive Date File (embedded within the Inline XBRL document).

† Management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Entravision Communications Corporation

Date:	February 18, 2022	By:	/s/ Walter F. Ulloa
Walter F. Ulloa, Chairman and Chief Executive Officer